FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter “Agreement”) is made and entered into as June 23, 2022, by and between GENERATION INCOME PROPERTIES, INC., a Maryland corporation (“Company”), and DAVID SOBELMAN, an individual residing in the State of Florida (hereinafter called “Employee”). This Agreement amends and restates in its entirety that certain Employment Agreement, dated December 20, 2019, previously entered into between Company and Employee (the “Prior Employment Agreement”).

RECITALS

WHEREAS, Employee is currently employed as President and Chief Executive Officer of Company upon the terms and conditions set forth in the Prior Employment Agreement; and

WHEREAS, Company seeks to continue to employ Employee as the President and Chief Executive Officer of Company and to amend and restate the Prior Employment Agreement upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of Employee’s continued employment with Company and the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. RECITALS. All of the foregoing recitals are true and correct and incorporated herein by this reference.

2. EMPLOYMENT.

(a) Position and Duties.

(i) Work for Company. Employee shall be employed by Company as its President and Chief Executive Officer, reporting to the Board of Directors of Company (the “Board”), and he shall have such job duties as are assigned to Employee by the Board from time to time that are generally consistent with the title of President and Chief Executive Officer. As President and Chief Executive Officer, Employee serves as Company’s “principal executive officer” for purposes of the rules and regulations of the Securities and Exchange Commission. The Employee’s employment by Company shall be full-time, and the Employee agrees to diligently and conscientiously devote substantially all of his business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, occupation, or activity for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

(ii) Location of Employment Services. Employee’s regular place of employment will be the Company’s principal executive office in Tampa, Florida, subject to such travel as will be required in furtherance of the performance of Employee’s duties hereunder.

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(iii) Subsidiaries and Affiliates. With respect to Company’s direct and indirect subsidiaries, affiliated corporations, partnerships, or joint ventures, including serving as the President and Chief Executive Officer of Company’s operating partnership, Generation Income Properties, L.P., (collectively, “Related Entities”), Employee shall perform the above-described duties to promote these Related Entities and to promote and protect their respective interests to the same extent as the interests of the Company without additional compensation. Compensation for all services performed by Employee as described herein will be paid Generation Income Properties, L.P. For purposes hereof, the term “Company Group” refers to Company and the Related Entities collectively.

(b) Compensation.

(i) Base Salary. Employee shall be initially paid a base salary of $100,000.00 per year (the “Salary). Upon the completion of one or more private or public equity or equity-linked financings after the date hereof resulting in aggregate gross proceeds to the Company and/or its subsidiaries of at least $10,000,000 (the “Financing Date”), Employee’s Salary shall increase by $100,000.00 per year on the Financing Date and each anniversary of the Financing Date up to a maximum of $400,000 per year (subject to the last sentence of this paragraph). The Salary will be (i) pro-rated for any period less than twelve (12) months; (ii) paid in accordance with the Company Group’s customary payroll procedures and (iii) subject to applicable taxes and withholdings. The Salary may be increased by the Board, but not decreased, unless otherwise agreed to in writing by Employee.

(ii) Benefits. Employee is eligible to receive such medical, health, vacation, and other benefits as are provided by the Company Group, in its discretion, from time to time to its employees generally, provided that Company Group will pay 100% of the premium cost of such benefits. Employee will also be eligible to participate in any 401(k) plan that the Company or its Related Entities may adopt in the future. The Company Group shall reimburse Employee for all reasonable costs and out-of-pocket expenses incurred by Employee in connection with the performance of Employee’s duties under this Agreement, subject to and in accordance with Company Group’s standard policies (including expense verification policies) regarding the reimbursement of business expenses incurred by employees of Company Group on its behalf, as the same may be modified from time to time. Nothing in this Agreement will preclude Company Group from amending or terminating any of the employee benefit plans or programs applicable to employees of the Company Group as long as such amendment or termination is applicable to all similarly-situated employees.

(iii) Equity Compensation. On the first trading day of December of each year, beginning on the first trading day of December 2022, Employee shall receive an annual grant of fully vested stock under the Generation Income Properties, Inc. 2020 Omnibus Incentive Plan, for a number of shares equal to Employee’s Salary then in effect divided by the higher of (A) the closing price of the Company’s common stock on the date of grant or (B) $10.00 per share (subject to adjustment for stock splits, stock dividends, reverse stock splits or the like occurring after the date of this Agreement).

(iv) Bonuses. Employee shall receive, on or before the first trading day of December of each year, an annual nondiscretionary bonus equal to thirty-five percent (35%) of Employee’s Salary then in effect. In addition, on or before January 30th of each

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year, Employee shall be entitled to receive, upon the approval of the Board, a discretionary annual performance-based bonus with a bonus target amount of a minimum of 100% (the “Performance Bonus Target”), and up to 300%, of his then current Salary so long as the Board determines the Company materially met the Board-approved budget for the immediately preceding full fiscal year.

(v) Death and Disability Policy. In addition to the foregoing compensation, the Company Group shall pay Employee an amount equal to $7,500 per calendar year to be used solely to cover the actual cost to Employee of obtaining a death and disability insurance policy on Employee’s life and for related costs and expenses.

(vi) Withholding. The Company Group shall be entitled to deduct or withhold from any amounts owing from the Company Group to Employee any federal, state, local or foreign withholding taxes, excise taxes or employment taxes imposed with respect to Employee’s compensation or other payments from the Company Group, including wages, bonuses, distributions and/or the receipt or vesting of incentive equity.

(vii) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any bonus (if any) paid to the Employee will be subject to such potential clawback as may be required to be made pursuant to applicable federal or state law or applicable stock exchange listing requirements governing potential clawback of Employee compensation upon a determination by legal counsel to Company that clawback is required by federal or state law or applicable stock exchange listing requirements.

(c) Term of Employment. Subject to the terms and conditions of this Agreement, the term of Employee’s employment by Company shall commence on the date of this Agreement and shall continue until terminated in accordance with Section 3 herein. The parties acknowledge, subject to the provisions of Section 3 of this Agreement, that Employee’s employment with the Company Group is on an at-will basis, and either Company Group or Employee may therefore terminate the Employee’s employment, with or without cause, at any time and for any reason upon the terms and conditions specified in Section 3 below.

(d) Guarantee and Guarantee Fee. For any guarantee for which Employee is personally the guarantor, then upon separation of employment, Employee shall immediately be removed from such guarantee or, if that cannot be effectuated, then the Company will use commercially reasonable efforts to retire or refinance the debt within thirty (30) days of Employee’s separation. So long as Employee remains on the guarantee, Employee shall receive an annual guarantee fee of one percent (1%) of the amount of the guaranteed indebtedness for a full guarantee and a half percent (0.5%) for any non-recourse/fraud exception guarantee (“Guarantee Fee”). Only in the event of a termination of Employee’s employment by the Company without Cause pursuant to Section 3(a)(iv) below or by the Employee pursuant to a Good Reason Resignation (as defined below), if the Company is unable to retire or refinance the debt within sixty (60) days of Employee’s separation, the annual guarantee fee for any debt subject to guarantee by Employee shall increase to ten percent (10%) of the guaranteed indebtedness from and after such 60-day period. The Guarantee Fee will be paid in arrears and prorated for any portion of any calendar in which Employee makes the guarantee. The Guarantee Fee is to be paid by January 15th of each year. The Guarantee Fee will be paid only on guarantees by Employee that are approved by the Board.

3. TERMINATION.

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(a) Types of Terminations. This Agreement and Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i)
Employee’s death (“Termination Upon Death”);

(ii)
the effective date of a written notice sent to Employee stating Company’s determination, made in good faith, that due to a mental or physical condition, Employee has been unable and failed to substantially render the services to be provided by Employee to Company for a period of at least (x) 180 days out of any consecutive 360 days or (y) 90 consecutive days (“Termination For Disability”);

(iii)
the effective date of a written notice sent to Employee stating Company’s determination, made in good faith, that it is terminating Employee’s employment for Cause (as defined below) (“Termination For Cause”);

(iv)
the effective date of a termination based on a notice sent to Employee stating that Company is terminating Employee’s employment not for Cause, which written notice shall be provided to Employee at least sixty (60) days in advance of the effective date of termination, with the Company reserving the right in its sole discretion to require Employee not to work any portion of the notice period and to not access Company premises and assets, provided that the Company will nevertheless continue to pay Employee’s compensation for the entire notice period (“Termination Without Cause”); or

(v)
the effective date of a termination based on a notice sent to Company from Employee stating that the Employee is resigning, which notice must be given by Employee to Company at least sixty (60) days in advance of the intended date of termination (a “Resignation”), provided that if the Resignation is a Good Reason Resignation, then Employee shall follow the procedures described in Section 3(c)(v) below.

As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Employee’s duties hereunder or misappropriation of funds, theft, or embezzlement by Employee of Company Group funds or property, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) Employee’s gross or willful misconduct (whether or not directly related to the Company Group or its business) or illegal conduct that impairs the performance of Employee’s duties or that is injurious to the Company Group, including without limitation injurious to the reputation of the Company Group, (iv) Employee’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (v) Employee’s personal misconduct or refusal or material failure to timely perform his duties and responsibilities or to timely carry out the lawful directives of Company Group, which, if capable of being cured shall not have been cured, within thirty (30) days after Company shall have advised Employee in writing of its intention to terminate Employee’s employment; provided, that such right to cure shall not apply to any subsequent act or omission of a substantially similar nature or type, or (vi) Employee’s material non-compliance with the terms of this Agreement or any Company Group policy, which, if capable of being cured, shall not have been cured within thirty (30) days after Company shall have advised Employee in writing of its intention to terminate Employee’s employment for such reason.

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(b) Effect of Termination.

(i)
In the event of Termination Upon Death or Termination For Disability:

(A)
Employee (or Employee’s legal representative) shall be entitled to receive wages in an amount equal to any earned but unpaid Salary owing by Company to Employee as of the termination date (the “Accrued Salary”); and

(B)
Employee shall be entitled to receive an amount equal to any unpaid Performance Bonus Target for any completed fiscal year plus a prorated portion of the Performance Bonus Target for the fiscal year of termination (“Accrued Bonus”).

(vi)
Termination For Cause or Resignation. In the event of a Termination For Cause or a Resignation (other than a Good Reason Resignation), Employee shall be entitled to receive only an amount equal to any Accrued Salary.

(vii)
In the event of Termination Without Cause or a Good Reason Resignation:

(A)
Employee (or Employee’s legal representative) shall be entitled to receive Accrued Salary through the sixty (60) days after Employer gives Employee advance notice of the intended date of termination;
(B)
Employee shall be entitled to any Accrued Bonus;
(C)
Employee shall be entitled to receive wages in an amount equal to the greater of (i) twelve (12) months of Employee’s Salary (at the rate in effect at time of termination) or (ii) the amount of Salary (at the rate in effect at time of termination) that would have been paid to Employee had his employment continued through December 31, 2025, payable in the manner set forth below (“Separation Compensation”); provided, however, that if Employee becomes re-employed at any time during the twelve (12) months following the effective date of Employee’s termination of employment with the Company (the “Separation Compensation Period”), then his Separation Compensation shall be reduced by any base salary or base wages received by Employee from his successor employment during the final six months of the Separation Compensation Period;

(D)
Company shall pay additional Separation Compensation to Employee , in eighteen (18) equal monthly installments (and subject to applicable tax and other withholdings), an amount equal to the premium payments for continuing healthcare coverage for Employee and his family under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for an 18-month period following the effective date of termination, if Employee elects and remains entitled to COBRA continuation coverage during that 18-month time period (“Benefit Payments”); and

(E)
Notwithstanding anything to the contrary set forth in any Company equity plan or award agreement, all unvested stock options, restricted stock awards, or other equity awards then held by Employee shall immediately vest as of the date of termination and thereafter be exercisable in accordance with the terms and conditions of such awards.

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(viii)
In the event of a Termination Without Cause or a Good Reason Resignation that occurs within twelve (12) months after the completion or closing of a Change of Control, the Separation Compensation shall be an equal to the greater of (i) two (2) times the sum of (A) the Accrued Bonus and (B) twelve months of Employee’s Salary (at the rate in effect at time of termination), or (ii) the amount otherwise payable pursuant to Section 3(b)(iii)(C), which amount shall be payable in a single lump sum within thirty (30) business days after the effective date of termination of employment. For purposes hereof, the term “Change of Control” shall have the meaning set forth in the Generation Income Properties, Inc. 2020 Omnibus Incentive Plan as in effect on the date of this Agreement.

(c) Additional Provisions.

(i)
Subject to the provisions in the following paragraph, any amounts to be paid pursuant to this Section 3 shall be paid in accordance with Company’s existing payroll or bonus payment practices, as applicable, subject to applicable taxes and withholdings.

(ix)
The Separation Compensation (if payable) will be paid according to Company’s normal payroll cycle in installments (“Separation Payments”) that are each equal to the regular Salary payments being made to the Employee immediately prior to termination of employment, beginning with the first payroll which occurs at least seven (7) days after Company’s receipt of a fully executed Release (as defined below) and ending upon the final payment of the Severance Compensation; provided, however that any amount due under Section 3(b)(iv) above shall be paid in a lump sum in accordance with Section 3(b)(iv). Separation Payments and Accrued Bonus shall be subject to tax withholdings and other required withholdings. Notwithstanding the foregoing, the Employee’s right to receive any Separation Compensation, Separation Payments or Accrued Bonus pursuant to this Agreement is conditioned upon the Employee signing (and not revoking), by the twenty-first (21st) day after the Employee’s last day of employment, a general release of claims (except those rights arising under this Agreement) in substantially the form provided by attached as “Exhibit A” (the “Release”).

(x)
Notwithstanding any provision of this Agreement to the contrary, the obligations and commitments under Section 4 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Employee’s employment for any reason or termination of this Agreement for any reason.

(xi)
Notwithstanding anything in this Agreement to the contrary, Company shall have no obligation to pay any amounts payable under Section 3(b)(iii)(C) of this Agreement during such times as it is determined by a court of law that Employee is in breach of Section 4 of this Agreement, after Company provides Employee with notice of such breach.

(xii)
Employee shall have the right to resign his employment for “Good Reason” if: (A) there is a material adverse change or material diminution in Employee’s duties, responsibilities, functions, reporting lines, or title with Company, including if Employee ceases to be the principal executive officer of the Company and/or ceases to report directly to a board of directors comprised of a majority of directors that are “independent” within the rules and regulations of Nasdaq, (B) there is a material reduction in the compensation or benefits payable to Employee hereunder, (C) there is a material breach of the provisions of this Agreement or (D) without Employee’s consent, Employee’s principal place of employment is relocated to a place

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outside of a 50 mile radius from the location of the Company’s offices in Tampa, Florida. Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within fifteen (15) days of the initial existence of such grounds and if curable, Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances (and has failed to cure such circumstances within such period). If not curable, or if Company has not, within such thirty (30) day period, cured the circumstances providing ground for termination for Good Reason and Employee does not terminate his employment for Good Reason within ten (10) days after the expiration of Company’s cure period in the preceding sentence, Employee will be deemed to have waived his right to terminate for Good Reason with respect to such grounds. The Employee acknowledges that the Board has flexibility under Section 2(a) to reasonably assign Employee a broad range of responsibilities and duties that are consistent with his duties as President and Chief Executive Officer and to make changes in the Employee’s responsibilities in a manner that is materially consistent with the duties described under Section 3(a), and such assignments and change will not constitute “Good Reason.” A Resignation that is effected in accordance with this paragraph is referred to as a “Good Reason Resignation.”
(xiii)
Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all positions held with Company and its Related Entities, including, without limitation, any position as an officer, agent, trustee, or consultant of Company or any Related Entity, unless the Board expressly determines otherwise; provided, however, that unless otherwise agreed in writing by Employee, Employee’s termination of employment will not result in Employee’s deemed resignation as a member of the Board. Upon request of Company, Employee shall promptly sign and deliver to the Company Group any and all documents reflecting such resignations as of the effective date of termination.

4. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY.

(a)
Definitions.

“Company’s Business” means the Company Group’s business of purchasing and leasing to tenants triple-net lease business properties.

“Competitor” means any company, other entity or association or individual that directly or indirectly is engaged in Company’s Business.

“Confidential Information” means any confidential information with respect to the Company or any Related Entity or the Company’s Business including, but not limited to: the trade secrets of Company and any Related Entities; manuals and documentation; databases; Company Group’s existing and prospective clients and customers (including tenants), sales lists, agent lists, vendor lists, plans, specifications, price lists, and other similar and related information in whatever form. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by Employee not otherwise permissible hereunder or (iii) Employee has learned or learns from other sources where, to Employee’s knowledge, such sources have not violated their confidentiality obligation to Company or any other applicable obligation of confidentiality.

(c)
Non-competition. Employee covenants and agrees that during the period of his employment with Company and ending twelve (12) months following termination of his

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employment with the Company, regardless of the reason (the “Restricted Period”), Employee will not, directly or indirectly, own, manage, engage, participate on behalf of himself or any other person or entity, operate, control, become employed by, or render any service to (whether as owner, beneficial owner, partner, associate, agent, independent contractor, consultant, lender, employee, stockholder, officer or in any other capacity) any Competitor anywhere in the United States of America in any state where the Company owns property (or has a property under contract) as of the day of Employee’s separation.

(d)
Non-solicitation of Employees. Employee covenants and agrees that during the period of his employment with the Company and ending twelve (12) months following termination of his employment with the Company, regardless of the reason for termination, Employee will not, directly or indirectly, employ or solicit, receive or accept the performance of services by any then current officer, manager, employee or independent contractor of Company or any subsidiary or affiliate of Company, or in any way interfere with the relationship between Company or any subsidiary or affiliate of Company, on the one hand, and any such officer, manager, employee or independent contractor, on the other hand.

(e)
Representations and Covenants by Employee. Employee represents and warrants that: (i) Employee’s execution, delivery and performance of this Agreement do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound; (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than Company) and Employee is not subject to any other agreement that would prevent or in any manner restrict Employee from performing Employee’s duties for Company or otherwise complying with this Agreement; (iii) Employee is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party; and (iv) upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

(f)
Non-disclosure of Confidential Information. Employee hereby acknowledges and represents that Employee has consulted with independent legal counsel regarding Employee’s rights and obligations under this Agreement and that Employee fully understands the terms and conditions contained herein and Employee agrees that Employee will not, directly or indirectly: (i) use, disclose, reverse engineer or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than Company the Confidential Information except as authorized by Company; (ii) during Employee’s employment with Company, use, disclose, or reverse engineer (x) any confidential information or trade secrets of any former employer or third party, or (y) any works of authorship developed in whole or in part by Employee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Employee’s resignation or termination (x) retain Confidential Information, including any copies existing in any form (including electronic form), that are in Employee’s possession or control, or (y) destroy, delete or alter the Confidential Information without Company’s consent. Notwithstanding the foregoing, Employee may use the Confidential Information in the course of performing Employee’s duties on behalf of Company or any subsidiary or affiliate of Company as described hereunder, provided that such use is made in good faith. Further, to the extent required by subpoena or applicable law, Employee is permitted to utilize such information in connection with any governmental request, subpoena, investigation or audit. Company simply requests advance notice of seven (7) business days prior to any such disclosure so that Company can assert objections (if necessary) or otherwise participate. Upon separation of employment or suspension

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(for any reason), Employee will immediately surrender possession of all Confidential Information to Company. Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

(g)
Inventions and Patents. Employee acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes, novel concepts, ideas, copyrights, trademarks and service marks relating to any present or prospective activities of Company, including but not limited to structures, processes, software, formula, techniques and improvements to the foregoing or to know how, and all similar or related information (whether or not patentable) that relate to the Company Business, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Employee while employed by Company or any subsidiary or affiliate of Company (“Work Product”) belong to Company or such subsidiary or affiliate. Employee shall promptly disclose such Work Product to Company and, at the cost and expense of Company, perform all actions reasonably necessary or requested by Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(h)
Miscellaneous.

(i)
Employee acknowledges that (x) Employee’s position is a position of trust and responsibility with access to Confidential Information of Company, (y) the Confidential Information, and the relationship between Company and each of its employees, customers, tenants, and vendors, are valuable assets of Company and may not be converted to Employee’s own use and (z) the restrictions contained in this Section 4 are reasonable and necessary to protect the legitimate business interests of Company and will not impair or infringe upon Employee’s right to work or earn a living after Employee’s employment with Company ends.

(ii)
Each of the foregoing obligations shall be enforceable independent of any other obligation, and the existence of any claim or cause of action that Employee may have against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these obligations.

(iii)
Employee acknowledges that monetary damages will not be an adequate remedy for Company in the event of a breach of this Agreement and that it would be impossible for Company to measure damages in the event of such a breach. Therefore, Employee agrees that, in addition to other rights that Company may have at law or equity, Company is entitled to seek an injunction preventing Employee from any breach of this Agreement.

(iv)
In the event of a breach or violation of any restriction in Sections 4(b) or 4(c) of this Agreement, the prior of time such any such restriction remains in effect shall be tolled until such breach or violation has been cured.

(v)
The parties agree that the foregoing restrictive covenants are reasonable and necessary to protect Company’s legitimate business interests. The parties, however, do not intend

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to include a provision that contravenes the public policy of any state. Therefore, if any provision of this Section 4 is unlawful, against public policy or otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect. If, at the time of enforcement of this Agreement, a court or other tribunal holds that the duration, scope or area restriction stated herein is unreasonable under the circumstances then existing, the parties agree that the court should enforce the restrictions to the extent it deems reasonable.

(vi)
Employee hereby agrees that prior to accepting employment with any other person or entity during the term of employment or during the Restricted Period following the termination date, Employee will provide such prospective employer with written notice of the existence of this Agreement and the provisions of this Section 4 of this Agreement, with a copy of such notice delivered simultaneously to Company in accordance with Section 7 of this Agreement.

(vii)
Notwithstanding any provision of this Agreement, the obligations and commitments of this Section 4 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of Employee’s employment for any reason or termination of this Agreement for any reason.

5. REMEDIES.

(i) Employee agrees and acknowledges that a breach on the part of Employee of the covenants contained in Section 4 will cause irreparable harm to Company and that damages arising out of such breach may be difficult to determine. Employee, therefore, further agrees that in addition to all other remedies provided at law or at equity, Company shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction restraining any further breach of any such covenant by Employee, his employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to Company by reason of any such breach. If the Company is the prevailing party in any suit under this Agreement, Employee will reimburse Company for its expenses incurred in connection with such a suit, including attorneys’ fees and costs incurred at any level (including all appeals). In addition, the period of the restriction specified in Section 4 above shall cease to run during the continuance of any violation of Section 4 and any portion of the period remaining at the commencement of any such violation will begin to run again only upon the full cure of the violation.

(ii) Employee further agrees and acknowledges that in addition to any injunctive relief and recovery of attorneys’ fees and costs as set forth above and because the exact amount of damage suffered by Company in the event of a violation by Employee of any of the restrictions set forth in Section 4 may be difficult to calculate, and as such Employee shall be liable to Company for any monetary damages suffered. The existence of any claim or cause of action of Employee against Company of whatever nature shall not constitute a defense to the enforcement by Company of the covenants set forth in Section 4 of this Agreement.

6. ASSIGNMENT. Company may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Company’s control and/or ownership of its assets or business. In such event, Employee continues to be bound by the terms of this

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Agreement. An assignment of this Agreement by Employee or any right or obligation hereunder is strictly prohibited.

7. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder, shall be in writing and shall be delivered personally or sent by overnight courier or mailed, first class, postage prepaid by registered or certified mail, as follows:

If to Company: c/o Generation Income Properties, Inc.
401 East Jackson Street, Suite 3300
Tampa, Florida 33602

If to Employee: To Employee’s address as reflected on the payroll records of Company or such other address as either party shall designate by notice in writing to the other in accordance herewith. Any such notice shall be deemed given when so delivered personally, by e-mail, by facsimile transmission, or if sent by overnight courier, one day after delivery to such courier by the sender or if mailed, five days after deposit by the sender in the U.S. mails.

8. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state.

9. DISPUTE RESOLUTION.

(a) Arbitration. Company and Employee agree that any dispute, controversy or claim arising out of or related in any way to Employee’s employment relationship with Company, the termination of that relationship, this Agreement, and/or any breach of this Agreement, shall be submitted to and decided by binding arbitration in Hillsborough County in the State of Florida. By continuing employment with Company, Employee accepts and consents to be bound by this agreement to arbitrate (the “Arbitration Provision”). This Arbitration Provision covers all grievances, disputes, claims or causes of action that otherwise could be brought in a federal, state or local court under applicable federal, state or local laws, arising out of or relating to Employee’s employment with Company and the termination thereof, including claims Employee may have against Company or against its officers, directors, supervisors, managers, employees or agents in their capacity as such or otherwise. The claims covered by this Arbitration Provision include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for wages or other compensation due; claims for wrongful termination (constructive or actual); claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, creed, religion, marital status, partnership status, military status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, disability, sexual orientation, or any other trait or characteristic protected by federal, state or local law); claims for violation of any federal, state, local or other governmental law, statute, regulation or ordinance; and claims or disputes concerning the validity, enforceability, arbitrability or scope of this Arbitration Provision. Claims not covered by this Arbitration Provision are claims for workers’ compensation or unemployment compensation benefits; at Company’s sole option, claims by Company for injunctive or other equitable relief for the breach

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or threatened breach of the covenants above; and any other claims that, as a matter of law, Company and Employee cannot agree to arbitrate. Nothing herein shall impair Employee’s right to report possible violations of law to any government agency or cooperate with any agency’s investigation. Company shall pay all costs associated with any arbitration, including the filing fee, hearing costs, and any other arbitration costs, but excluding the cost and expense of legal counsel to Employee.

Company and Employee expressly intend and agree that: (a) class, collective and/or representative action procedures shall not be asserted, nor will they apply, in any arbitration pursuant to this Arbitration Provision; (b) Employee will not assert class, collective and/or representative action claims against Company or its officers, directors, supervisors, managers, employees or agents in arbitration or otherwise; and (c) Employee shall only submit his own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, Company and Employee expressly intend and agree that any claims by Employee will not be joined, consolidated or heard together with claims of any other employee.

The Arbitrator shall apply the substantive law of the State of Florida or federal law (and the law of remedies, if applicable) as applicable to the claims asserted and shall apply the same rules of evidence as a federal court. Arbitration shall be administered in accordance with the AAA Employment Arbitration Rules in effect at the time the arbitration is commenced. To the extent not provided for in the AAA Employment Arbitration Rules, the Arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense, and the Arbitrator shall decide all discovery disputes. Employee’s agreements to arbitrate and participate only in his individual capacity are contracts under the Federal Arbitration Act and any other laws validating such agreements. No failure to strictly enforce these agreements will constitute a waiver or create any future waivers. If any part of this Arbitration Provision is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable portion shall be severed and such adjudication shall not affect the validity of the remainder of this Arbitration Provision and/or this Agreement. Any arbitral award determination shall be final and binding upon the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(b) Injunctive Relief. Nothing in the Arbitration Provision and/or this Agreement shall prevent Company from applying to and obtaining from a court of competent jurisdiction a writ of attachment, a temporary restraining order, a permanent restraining order, a temporary injunction, a permanent injunction, or other injunctive relief available to safeguard and protect Company’s interests, including but not limited to Company’s interests in the restrictive covenants contained herein. Any action, suit or other proceeding initiated for these purposes shall be brought in the State of Florida in the Thirteenth Judicial Circuit in and for Hillsborough County, Florida or in the United States District Court for the Middle District of Florida and Employee agrees to submit himself to the exclusive personal jurisdiction and venue of those courts for such purposes.

(c) WAIVER OF JURY TRIAL. COMPANY AND EMPLOYEE UNDERSTAND AND AGREE THAT THEY ARE WAIVING ANY RIGHT TO JURY TRIAL WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED IN ANY WAY TO EMPLOYEE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY, THE TERMINATION OF THAT RELATIONSHIP, THIS AGREEMENT, AND/OR ANY BREACH OF THIS AGREEMENT. COMPANY AND EMPLOYEE EXPRESSLY ACKNOWLEDGE AND

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AGREE THAT THEY ARE WAIVING ANY RIGHT THEY MAY HAVE TO A JURY TRIAL BY SIGNING THIS AGREEMENT.

10. INVALIDITY. Any provision herein which in any way contravenes the applicable laws of any country, state or jurisdiction shall be severed from this Agreement and deemed not to be considered part of this Agreement and this Agreement shall not be invalid as a whole because of any such determination.

11. INDULGENCE. No indulgence extended by either party hereto to the other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

12. ENTIRE AGREEMENT AND CHANGES TO BE IN WRITING. Except as otherwise indicated herein, this Agreement shall constitute the entire agreement between Employee and Company concerning the subject matter hereof. This Agreement supersedes and preempts any prior employment agreement or other understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Employee and an authorized officer of Company.

13. NON-DISPARAGEMENT. Employee agrees to not make any statements, written or oral, while employed by Company and thereafter, which would be reasonably likely to disparage or damage Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of Company or its affiliates or subsidiaries. Company shall not make official statements disparaging Employee and shall further instruct all officers and directors of the Company not to make disparaging comments regarding Employee.

14. STRICT COMPLIANCE. Employee’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The waiver, whether express or implied, by either party of a violation of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent violation of any such provision.

15. 280G. Notwithstanding any other provision of this Agreement, or any other agreement, plan, or arrangement to the contrary, if any portion of any payment or benefit to Employee under this Agreement, or under any other agreement, plan, or arrangement (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” under Section 280G of the Code, and would, but for this Section 15, result in the imposition on Employee of an excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code (the “Code”), then the Total Payments to be made to the Employee shall either be (a) delivered in full, or (b) delivered in a reduced amount that is $1.00 less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Excise Tax, as well as the applicable federal, state, and local income and employment taxes, for which the Employee shall be deemed to pay at the highest marginal rate for the applicable calendar year). To the extent the foregoing reduction applies, then any such payment or benefit shall be reduced or eliminated

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by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). The determination of whether the Excise Tax or the foregoing reduction will apply will be made by independent tax counsel selected and paid by the Company (which may be regular counsel of the Company).

16. SURVIVAL. Any provision of this Agreement that is expressly or by implication intended to survive the termination of this Agreement shall survive or remain in effect after the termination of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in separate counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

18. UNDERSTANDING OF EMPLOYEE. Employee agrees and acknowledges that Employee has read this Agreement in its entirety, that Employee understands it and that Employee has entered into it voluntarily.

[signatures follow]

IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement as of the date first set forth above.

GENERATION INCOME PROPERTIES, INC.

By: /s/ Allison Davies

Allison Davies, Chief Financial Officer

EMPLOYEE

By: /s/ David Sobelman

David Sobelman, individually

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EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the [•] day of [•], 20[•] by David Sobelman (the “Employee”) in favor of Generation Income Properties, Inc., a Maryland corporation (the “Company”), and the other Released Parties (as defined below). This is the Release referred to in the Amended and Restated Employment Agreement, dated as of June 23, 2022, between the Company and the Employee (the “Employment Agreement”). The Employee gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1.
Release of the Company. The Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Employee’s, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Employee ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Employee, or the termination of that relationship, that the Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Employee under Section 3(b) of the Employment Agreement or under any equity award agreement or indemnification agreement, or under any indemnification obligations to the Employee under the Company’s articles of incorporation or bylaws or any federal, state or local law or otherwise.

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1.
Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Employee agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Employee has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Employee may revoke this Release within seven calendar days from the date of execution hereof.

The Employee agrees that he has carefully read this Release and is signing it voluntarily. The Employee acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Employee is signing this Release prior to the expiration of such 21‑day period, the Employee is waiving his right to review the Release for such full 21‑day period prior to signing it. The Employee has the right to revoke this release within seven days following the date of its execution by him. However, if the Employee revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

David Sobelman

Date: [•], 20[•]

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